Exhibit 21

SUBSIDIARIES OF ATRICURE, INC.

AtriCure Europe, B.V., incorporated in the Netherlands

AtriCure, LLC, a Delaware limited liability company

Endoscopic Technologies, LLC, a Delaware limited liability company

nContact Surgical LLC, a Delaware limited liability company

AtriCure Spain, S.L., incorporated in Spain

AtriCure Hong Kong Limited, incorporated in Hong Kong